Exhibit 4.2

Execution Version

ONEMAIN FINANCE CORPORATION,

As Issuer

ONEMAIN HOLDINGS, INC.,

As Guarantor

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

Dated as of

August 20, 2026

WILMINGTON TRUST, NATIONAL ASSOCIATION,

As Trustee

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01.	Rules of Construction	1
Section 1.02.	Definition of Terms	2

ARTICLE 2
TERMS AND CONDITIONS OF THE NOTES

Section 2.01.	Designation and Principal Amount	7
Section 2.02.	Execution, Authentication, Delivery and Dating	8
Section 2.03.	Original Issue of Notes; Further Issuances	8
Section 2.04.	Maturity	8
Section 2.05.	Interest	8
Section 2.06.	Place of Payment	9
Section 2.07.	Form; Denomination	9
Section 2.08.	Depositary	9

ARTICLE 3
REDEMPTION OF THE NOTES

Section 3.01.	Optional Redemption	9
Section 3.02.	Optional Redemption by the Company	9
Section 3.03.	Notice of Redemption	10

ARTICLE 4
COVENANTS

Section 4.01.	Covenants	11

ARTICLE 5
NO SINKING FUNDS

Section 5.01.	No Sinking Funds	17

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.	Events of Default	17
Section 6.02.	Acceleration; Rescission and Annulment	20
Section 6.03.	Limitation on Suits	20

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ARTICLE 7
CONCERNING THE TRUSTEE

Section 7.01.	Rights of Trustees; Compensation and Indemnity	20

ARTICLE 8
DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01.	Defeasance	20
Section 8.02.	Conditions to Legal or Covenant Defeasance	20
Section 8.03.	Satisfaction and Discharge	21

ARTICLE 9
MODIFICATION AND WAIVER

Section 9.01.	Modification and Waiver	22

ARTICLE 10
GUARANTEES

Section 10.01.	Guarantees	22

ARTICLE 11
MISCELLANEOUS

Section 11.01.	Section Provisions of Base Indenture Not Applicable	23
Section 11.02.	Ratification of Indenture	23
Section 11.03.	Effects of Headings and Table of Contents	23
Section 11.04.	GOVERNING LAW; WAIVER OF TRIAL BY JURY	23
Section 11.05.	Counterparts; Originals	23
Section 11.06.	Force Majeure	24
Section 11.07.	U.S.A. Patriot Act	24
Section 11.08.	Sanctions	24
Section 11.09.	Notices to the Company and Trustee	24
Section 11.10.	Notices to Holders of Notes; Waiver	25
Section 11.11.	Successors and Assigns	25
Section 11.12.	Separability Clause	25
Section 11.13.	Benefits of Supplemental Indenture	25

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TWENTY-FIFTH SUPPLEMENTAL INDENTURE, dated as of August 20, 2026 (this “Supplemental Indenture”), among OneMain Finance Corporation (formerly Springleaf Finance Corporation), an Indiana corporation (the “Company”), OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.), a Delaware corporation (“OMH”), as a Guarantor, and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”).

WHEREAS, the Company is party to a base Indenture, dated as of December 3, 2014, among the Company, OMH, as a Guarantor, and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for, among other things, the future issuance of the Company’s Securities to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

WHEREAS, Section 15.01 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture, including the form or terms of Securities of any series as provided by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company desires to provide for the establishment of a new series of its Securities to be known as its 7.125% Senior Notes due 2034 (the “Initial Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $600,000,000; and

WHEREAS, the Company hereby directs the Trustee to execute and deliver this Supplemental Indenture; all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed; and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.          Rules of Construction. Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)          “or” is not exclusive;

(d)          words in the singular include the plural, and in the plural include the singular;

(e)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)          all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to the Indenture unless otherwise indicated;

(g)          “including” means including without limitation;

(h)          “will” shall be interpreted to express a command; and

(i)          provisions apply to successive events and transactions; and references to sections of or rules under the Securities Act, the Exchange Act and the TIA shall be deemed to include substitute, replacement and successor sections or rules adopted by the SEC from time to time.

Section 1.02.          Definition of Terms. Unless the context otherwise requires:

(a)          a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Supplemental Indenture, in which case the definition in this Supplemental Indenture shall govern solely with respect to the Notes;

(b)          a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c)          the singular includes the plural and vice versa;

(d)          a reference to a Section or Article is to a Section or Article in this Supplemental Indenture;

(e)          headings are for convenience of reference only and do not affect interpretation; and

(f)          the following terms have the meanings given to them in this Section 1.02(f):

“Additional Notes” has the meaning set forth in Section 2.03(b).

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a)	1.0% of the principal amount of the Note; and

(b)	the excess, if any, as determined by the Company, of:

(i)
the present value at such Redemption Date of (x) the Redemption Price of the Note at August 15, 2029 (such Redemption Price being set forth in the table appearing under Section 3.02), plus (y) all required interest payments due on the Note through August 15, 2029 (excluding accrued but unpaid interest to the Redemption Date), discounted to the Redemption Date on a semi-annual basis using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(ii)	the principal amount of the Note.

The Company shall calculate the Applicable Premium and the Trustee shall have no responsibility to verify such amount.

“Affiliate,” with respect to any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Procedures” means, with respect to any transfer, exchange, payment, redemption offer, or communication delivered of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, exchange, payment, redemption offer, or communication delivered.

“Base Indenture” has the meaning set forth in the preamble hereto.

“Board of Directors” of any Person means the Board of Directors of such Person, or comparable governing body, or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, in the city where the Corporate Trust Office is located, or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Tangible Assets” means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of the Company and its Subsidiaries, after deducting therefrom (i) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof and reserves for deferred income taxes and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.

“Company” has the meaning set forth in the preamble hereto.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of the Company or OMH (the “Performance References”).

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased, other than as a result of a change of control or asset sale, prior to the date that is 91 days after the final Stated Maturity of the notes, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, at any time prior to the date that is 91 days after the final Stated Maturity of the notes, or is convertible into or exchangeable for debt securities at any time prior to the date that is 91 days after the final Stated Maturity of the notes; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company, OMH or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company, OMH or their respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Government Obligations,” with respect to any Note, means (i) direct obligations of the United States of America where the timely payment or payments thereunder are supported by the full faith and credit of the United States of America or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depository receipt.

“Indebtedness” means all obligations which in accordance with generally accepted accounting principles would be classified upon a balance sheet as liabilities, including, without limitation, by the enumeration thereof, obligations arising through direct or indirect guarantees (including agreements, contingent or otherwise, to purchase Indebtedness or to purchase property or services for the primary purpose of enabling the payment of Indebtedness or assuring the owner of Indebtedness against loss) or through agreements, contingent or otherwise, to supply or advance funds for the payment or purchase of Indebtedness of others; provided, however, that in determining Indebtedness of any Person, there shall not be included rental obligations under any lease of such Person, whether or not such rental obligations would, under generally accepted accounting principles, be required to be shown on the balance sheet of such Person as a liability item.

“Initial Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Issue Date” means August 20, 2026, the date of original issuance of Notes.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Maturity,” when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as provided in the Notes and the Indenture, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise, and includes any Redemption Date.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or OMH immediately prior to such date of determination.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under the Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture and will vote on all matters as one class, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Qualified Equity Offering” means any private or public issuance or sale by the Company or OMH of its Capital Stock (other than Disqualified Capital Stock), or options, warrants or rights with respect to such Capital Stock, for cash. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1)  any issuance and sale registered on Form S-4 or Form S-8; or

(2)  any issuance and sale to any of the Company’s Subsidiaries or to OMH or any of its Subsidiaries or any employee stock ownership plan or trust established by the Company, OMH or any of their respective Subsidiaries for the benefit of their respective employees.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company, OMH or their respective Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the notes.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Redemption Date” means, with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Indenture.

“Redemption Price” means the amount payable for the redemption of any Note on a Redemption Date, exclusive of accrued and unpaid interest thereon to the Redemption Date.

“Stated Maturity,” when used with respect to any Note or any installment of principal thereof or any premium or interest thereon, means the fixed date on which the principal of such Note or such installment of principal or premium or interest is due and payable.

“Subsidiary” means any corporation of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the total voting power of shares of stock or other equity interests having general voting power under ordinary circumstances (without regard to the occurrence of any contingency) and entitled to vote in the election of directors, managers or trustees of such corporation.

“Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2029; provided, however, that if the period from the Redemption Date to August 15, 2029 of such Notes is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the preamble hereto.

“Wholly-owned,” when used with reference to a Subsidiary, means a Subsidiary of which all of the outstanding capital stock (except directors’ qualifying shares) is owned by the Company and/or one or more wholly-owned Subsidiaries.

ARTICLE 2
TERMS AND CONDITIONS OF THE NOTES

Section 2.01.          Designation and Principal Amount. There is hereby authorized a series of Securities designated the “7.125% Senior Notes due 2034” initially offered in the aggregate principal amount of $600,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of such Notes pursuant to Section 3.03 of the Base Indenture. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. Upon the execution of this Supplemental Indenture, or from time to time thereafter, Notes may be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver Notes upon receipt of a Company Order, such order signed by an Officer of the Company, without any further action by the Company hereunder. The Trustee shall authenticate Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company upon delivery by the Company of such Additional Notes together with a Company Order for the authentication and delivery of such Additional Notes.

Section 2.02.          Execution, Authentication, Delivery and Dating. With respect to the Notes, Section 3.03(a) of the Base Indenture shall be replaced in its entirety as follows: “The Securities shall be executed in the name and on behalf of the Company by the manual, electronic (including “.pdf” or Docusign or other electronic signature platform) or facsimile signature of its Chairman of the Board of Directors, its Chief Executive Officer, its Chief Financial Officer, its Chief Accounting Officer, its President, one of its Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, its Controller or its Treasurer. If the Person whose signature is on a Security no longer holds that office at the time the Security is authenticated and delivered, the Security shall nevertheless be valid.”

Section 2.03.          Original Issue of Notes; Further Issuances.

(a)          Notes having an aggregate principal amount of $600,000,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon receipt of a Company Order, without any further action by the Company, except as otherwise required by the Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture and the Company, OMH and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby. Each Holder of (and Holder of beneficial interests in) any Note, by benefiting from such Note, agrees to be bound by the terms and conditions of the Indenture. To the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b)          The Company may, without notice to or the consent of the Holders of the Notes, issue additional Notes having identical terms and conditions as the Initial Notes, other than with respect to the date of issuance, issue price and first Interest Payment Date, in an unlimited aggregate principal amount (the “Additional Notes”). Any such Additional Notes will be part of the same series as the Initial Notes and will be treated as one class with such Initial Notes, including, without limitation, for purposes of voting and redemptions; provided, that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number.

Section 2.04.          Maturity. The Notes will mature on March 15, 2034.

Section 2.05.          Interest. The Notes will bear interest at the rate of 7.125% per annum from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date until the principal thereof becomes due and payable, payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing on March 15, 2027, to the Person in whose name such Note or any Predecessor Security is registered, at the close of business on the Record Date for such interest installment, which shall be the close of business on the March 1 or September 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date, and at the foregoing respective rates on overdue principal.

Section 2.06.          Place of Payment. The Place of Payment where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange initially is the Corporate Trust Office of the Trustee.

Section 2.07.          Form; Denomination.

(a)          The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A hereto.

(b)          The Notes shall be issued initially in the form of one or more permanent Global Notes in registered form, without coupons, substantially in the form herein below recited and attached as Exhibit A hereto (each, a “Global Note” and collectively, the “Global Notes”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as herein provided.

The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as provided in Section 3.03 of the Base Indenture.

(c)          The Notes shall be issuable only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the officers of the Company executing the same may determine.

Section 2.08.          Depositary. The Depository Trust Company shall be the initial Depositary, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Supplemental Indenture, and thereafter, “Depositary” shall mean or include such successor.

ARTICLE 3
REDEMPTION OF THE NOTES

Section 3.01.          Optional Redemption.

The Notes may be redeemed, in whole or in part, at the option of the Company pursuant to Section 3.02 hereof. Other than as specifically provided in this Article 3, any redemption pursuant to this Article 3 will be made pursuant to the provisions of Article IV of the Base Indenture.

Section 3.02.          Optional Redemption by the Company.

Except as set forth in the next two succeeding paragraphs, the Notes are not subject to redemption prior to the Stated Maturity, and there is no sinking fund for the Notes.

On and after August 15, 2029, the Company may redeem, at its option, all or, from time to time, part of the Notes, upon not less than 10 nor more than 60 days’ prior notice (with a copy to the Trustee), at the applicable Redemption Price set forth below (expressed as a percentage of the principal amount of Notes to be redeemed), plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2029	103.5625%
2030	101.7813%
2031 and thereafter	100.0000%

Prior to August 15, 2029 the Company may redeem, at its option, all or, from time to time, part of the Notes, upon not less than 10 nor more than 60 days’ prior notice (with a copy to the Trustee) at a Redemption Price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest on the Notes, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

In addition, prior to August 15, 2029, the Company will be entitled at its option on one or more occasions to redeem the Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued prior to the applicable Redemption Date at a Redemption Price (expressed as a percentage of the principal amount of the Notes to be redeemed) of 107.125%, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that:

(1)
at least 60% of the aggregate principal amount of Notes (including any Additional Notes) originally issued prior to the applicable redemption date remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company, OMH or any of their respective Subsidiaries); and

(2)	each such redemption occurs within 180 days after the date of the closing of the related Qualified Equity Offering.

Section 3.03.          Notice of Redemption.

In connection with any redemption of Notes described in this Article 3, at the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least three Business Days before notice of redemption is required to be given or caused to be given to Holders pursuant to Section 4 of the Base Indenture, an Officer’s Certificate from the Company requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the Base Indenture.

Any such redemption and/or notice of redemption may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including completion of an equity offering or other corporate transaction. In addition, if such redemption or notice is subject to the satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

ARTICLE 4
COVENANTS

Section 4.01.          Covenants. With respect to the Notes, Article VI of the Base Indenture shall be replaced in its entirety with the following:

ARTICLE VI
PARTICULAR COVENANTS OF THE COMPANY

The Company hereby covenants and agrees as follows:

Section 6.01.          Payments of Notes.

The Company shall promptly pay or cause to be paid the principal or the Redemption Price of, and interest, if any, on, the Notes on the dates, in the amounts and in the manner provided in the Notes and in the Indenture. Principal or the Redemption Price and interest, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with the Indenture no later than 10:00 a.m., New York City time, money sufficient to pay all principal or Redemption Price and interest, if any, then due.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date to but excluding the date of payment.

The Company shall pay interest (including post-petition interest in any proceeding under Bankruptcy Law) on overdue principal or the Redemption Price at the rate specified therefor in the Notes, and it shall pay interest (including post-petition interest in any proceeding under Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful.

Section 6.02.          Paying Agent.

(a)          The Company will maintain in each Place of Payment for the Notes, if any, an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange (the “Paying Agent”). The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as Paying Agent to receive all presentations and surrenders.

(b)          The Company may also from time to time designate different or additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes (in or outside of such Place of Payment), and may from time to time rescind any such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligations described in the preceding paragraph. The Company will give prompt written notice to the Trustee of any such additional designation or rescission of designation and of any change in the location of any such different or additional office or agency. The Company shall enter into an appropriate agency agreement with any Paying Agent not a party to the Indenture. The agreement shall implement the provisions of the Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. The Company or any Affiliate thereof may act as Paying Agent.

Section 6.03.          To Hold Payment in Trust.

(a)          If the Company or an Affiliate thereof shall at any time act as Paying Agent with respect to any Notes, then, on or before the date on which the principal of and premium, if any, or interest on the Notes by their terms or as a result of the calling thereof for redemption shall become payable, the Company or such Affiliate will segregate and hold in trust for the benefit of the Holders of the Notes or the Trustee a sum sufficient to pay such principal and premium, if any, or interest which shall have so become payable until such sums shall be paid to such Holders or otherwise disposed of as herein provided, and will notify the Trustee of its action or failure to act in that regard. Upon any proceeding under any federal bankruptcy laws with respect to the Company or any Affiliate thereof, if the Company or such Affiliate is then acting as Paying Agent, the Trustee shall replace the Company or such Affiliate as Paying Agent.

(b)          If the Company shall appoint, and at the time have, a Paying Agent for the payment of the principal of and premium, if any, or interest any the Notes, then prior to 10:00 a.m., New York City time, on the date on which the principal of and premium, if any, or interest on the Notes shall become payable as aforesaid, whether by their terms or as a result of the calling thereof for redemption, the Company will deposit with such Paying Agent a sum sufficient to pay such principal and premium, if any, or interest so becoming due, such sum to be held in trust for the benefit of the Holders entitled to such principal, premium, if any, or interest, and (unless such Paying Agent is the Trustee), the Company or any other obligor of the Notes will promptly notify the Trustee of such action or any failure to so act.

(c)          If the Paying Agent shall be other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 6.03, that such Paying Agent shall:

(i)             hold all sums held by it for the payment of the principal of and premium, if any, or interest on the Notes in trust for the benefit of the Holders entitled thereto until such sums shall be paid to such Holders or otherwise disposed of as herein provided;

(ii)            give to the Trustee notice of any Default by the Company or any other obligor upon the Notes in the making of any payment of the principal of and premium, if any, or interest on the Notes;

(iii)           at any time during the continuance of any such Default, upon the written request of the Trustee, pay to the Trustee all sums so held in trust by such Paying Agent; and

(iv)           acknowledge, accept and agree to comply in all aspects with the provisions of the Indenture relating to the duties, rights and liabilities of such Paying Agent.

(d)          Anything in this Section 6.03 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a release, satisfaction or discharge of the Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Company or by any Paying Agent other than the Trustee as required by this Section 6.03, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent.

(e)          Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of and premium, if any, or interest on any Notes and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Company upon Company Order along with interest (if any) that has accumulated thereon as a result of such money being invested at the direction of the Company, or (if then held by the Company) shall be discharged from such trust, and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment of such amounts without interest thereon, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 6.04.          Corporate Existence. Subject to Article VII, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company will not be required to preserve any such existence, right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Holders.

Section 6.05.          Compliance Certificate.

(a)          The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, a written statement, which need not comply with Section 18.01, signed by the principal executive officer, principal financial officer or principal accounting officer of the Company, as to his or her knowledge of the Company’s compliance with all conditions and covenants under the Indenture. For purposes of this Section 6.05, such compliance shall be determined without regard to any period of grace or requirement of notice under the Indenture.

(b)          The Company shall deliver to the Trustee, within ten days after the occurrence thereof written notice of any event which would constitute a Default.

Section 6.06.          SEC Reports.

(a)          The Company, to the extent required pursuant to Section 314(a) of the TIA, shall file with the Trustee, within fifteen days after the Company is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, or, if the Company is not required to file information, documents or reports pursuant to either of such Sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

(b)          The Company, to the extent required pursuant to Section 314(a) of the TIA, shall file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants provided for in the Indenture as may be required from time to time by such rules and regulations.

(c)          The Company, to the extent required pursuant to Section 314(a) of the TIA, shall transmit to the Holders of the Notes within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Section 313(c) of the TIA, such summaries of any information, documents and reports required to be filed by the Company pursuant to the two immediately preceding sentences as may be required by rules and regulations prescribed from time to time by the SEC.

(d)          The Company shall notify the Trustee when and as the Notes become admitted to trading on any national securities exchange.

(e)          Delivery of such reports, information and documents to the Trustee pursuant to this Section 6.06 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to receive and conclusively rely on Officers’ Certificates).

Section 6.07.          Limitation on Liens.

(a)          The Company shall not at any time, directly or indirectly, create or assume, and shall not cause or permit any Subsidiary to create or assume, any Mortgage of or upon any of its or their properties or assets, real or personal, whether owned at the Issue Date or thereafter acquired, or of or upon any income or profit therefrom, without making effective provision, and the Company covenants that in any such case the Company will make or cause to be made effective provision, whereby the Notes shall be secured by such Mortgage equally and ratably with or prior to any and all other obligations and indebtedness to be secured thereby, so long as any such other obligations and indebtedness shall be so secured.

(b)          Nothing in this Section 6.07 shall be construed to prevent the Company or any Subsidiary from creating or assuming, and the Company or any Subsidiary is hereby expressly permitted to create or assume, without securing the Notes as hereinabove provided, any Mortgage of the following character:

(1)            any Mortgage on any properties or assets of the Company or any Subsidiary existing on the Issue Date;

(2)            any Mortgage on any properties or assets of the Company or any Subsidiary, in addition to those otherwise permitted by this subsection (b) of this Section 6.07, securing Indebtedness of the Company or any Subsidiary and refundings or extensions of any such Mortgage and the Indebtedness secured thereby for amounts not exceeding the principal amount of the Indebtedness so refunded or extended at the time of the refunding or extension thereof and covering only the same property theretofore securing the same; provided that at the time such Indebtedness was initially incurred, the aggregate amount of secured Indebtedness permitted by this paragraph (2), after giving effect to such incurrence, does not exceed 10% of Consolidated Net Tangible Assets;

(3)            any Mortgage on any property or assets of any Subsidiary to secure Indebtedness owing by it to the Company or to a Wholly-owned Subsidiary;

(4)            any Mortgage on any property or assets of any Subsidiary to secure, in the ordinary course of business, its Indebtedness, if as a matter of practice, prior to the time it became a Subsidiary, it had borrowed on the basis of secured loans or had customarily deposited collateral to secure any or all of its obligations;

(5)            any purchase money Mortgage on property, real or personal, acquired or constructed by the Company or any Subsidiary after the Issue Date, to secure the purchase price of such property (or to secure Indebtedness incurred for the purpose of financing the acquisition or construction of any such property to be subject to such Mortgage), or Mortgages existing on any such property at the time of acquisition, whether or not assumed, or any Mortgage existing on any property of any corporation at the time it becomes a Subsidiary, or any Mortgage with respect to any property hereafter acquired; provided, however, that the aggregate principal amount of the Indebtedness secured by all such Mortgages on a particular parcel of property shall not exceed 75% of the cost of such property, including the improvements thereon, to the Company or any such Subsidiary; and provided, further, that any such Mortgage does not spread to other property owned prior to such acquisition or construction or to property thereafter acquired or constructed other than additions to such property;

(6)            refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) of any Mortgage permitted by this subsection (b) of this Section 6.07 (other than pursuant to paragraph (2) hereof) for amounts not exceeding (A) the principal amount of the Indebtedness so refinanced, refunded, extended, renewed or replaced at the time of the refunding or extension thereof, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement, and covering only the same property theretofore securing the same;

(7)            deposits, liens or pledges to enable the Company or any Subsidiary to exercise any privilege or license, or to secure payments of workmen’s compensation, unemployment insurance, old age pensions or other social security, or to secure the performance of bids, tenders, contracts or leases to which the Company or any Subsidiary is a party, or to secure public or statutory obligations of the Company or any Subsidiary, or to secure surety, stay or appeal bonds to which the Company or any Subsidiary is a party; or other similar deposits, liens or pledges made in the ordinary course of business;

(8)            mechanics’, workmen’s, repairmen’s, materialmen’s, or carriers’ liens; or other similar liens arising in the ordinary course of business; or deposits or pledges to obtain the release of any such liens;

(9)            liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review; or liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company or such Subsidiary is a party;

(10)          liens for taxes not yet subject to penalties for non-payment or contested, or minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company or of the Subsidiary owning the same;

(11)          other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property and assets or materially impair the use thereof in the operation of its business; and

(12)          any Mortgage created by the Company or any Subsidiary in connection with a transaction intended by the Company or such Subsidiary to be one or more sales of properties or assets of the Company or such Subsidiary; provided that such Mortgage shall only apply to the properties or assets involved in such sale or sales, the income from such properties or assets and/or the proceeds of such properties or assets.

(c)          If at any time the Company or any Subsidiary shall create or assume any Mortgage not permitted by subsection (b) of this Section 6.07, to which the covenant in subsection (a) of this Section 6.07 is applicable, the Company shall promptly deliver to the Trustee (1) an Officer’s Certificate stating that the covenant contained in subsection (a) of this Section 6.07 has been complied with, and (2) an Opinion of Counsel to the effect that the covenant contained in subsection (a) of this Section 6.07 has been complied with, and that any instruments executed by the Company in the performance of such covenant comply with the requirements of such Section.

(d)          In the event that the Company shall hereafter secure the Notes equally and ratably with (or prior to) any other obligation or indebtedness pursuant to the provisions of this Section 6.07, the Trustee is hereby authorized and instructed to enter into an indenture or agreement supplemental hereto and to take such other actions, if any, as the Company may deem advisable to enable the Trustee to enforce effectively the rights of the Holders of the Notes so secured equally and ratably with (or prior to) such other obligation or indebtedness.

Section 6.08.          Conditional Waiver by Holders of Notes. Anything in the Indenture to the contrary notwithstanding, the Company may fail or omit in any particular instance to comply with a covenant or condition set forth herein with respect to the Notes if the Company shall have obtained and filed with the Trustee, prior to the time of such failure or omission, evidence (as provided in Article IX) of the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, either waiving such compliance in such instance or generally waiving compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, or impair any right consequent thereon and, until such waiver shall have become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

ARTICLE 5
NO SINKING FUNDS

Section 5.01.          No Sinking Funds. The provisions of Article V of the Base Indenture shall not be applicable to the Notes.

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.          Events of Default. With respect to the Notes, Section 8.01 of the Base Indenture shall be replaced in its entirety with the following:

Section 8.01.          Events of Default.

An “Event of Default” wherever used herein, means the occurrence and continuance of any of the following events:

(a)          a default in the payment of any interest payable in respect of any Note, when such interest becomes due and payable, and continuance of such default for a period of 30 days;

(b)          a default in the payment of the principal of and any premium on any Note when it becomes due and payable at its Maturity;

(c)          a default in the performance, or breach, of any covenant or warranty of the Company in the Indenture or the Notes, and continuance of such default or breach for a period of 90 days;

(d)          an event of default, as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for money borrowed of the Company, whether such Indebtedness now exists or shall hereafter be created, shall happen and shall result in a principal amount in excess of $200,000,000 of Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days;

(e)          a court having jurisdiction in the premises shall have entered a decree or order for relief in respect of the Company in an involuntary proceeding under any Bankruptcy Law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of all or any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and

(f)          the Company shall have commenced a voluntary proceeding under any Bankruptcy Law, or shall have, consented to the entry, of an order for, relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company, or of all or any substantial part of its property, or shall have made an assignment for the benefit of creditors.

A Default under clause (c) or (d) is not an Event of Default until the Trustee or the Holders of at least 30% in aggregate principal amount of the Outstanding Notes notify the Company in writing of the Default, and the Company does not cure the Default within the time specified in such clause after receipt of such notice.

When a Default under clause (c) or (d) is cured or remedied within the specified period, it ceases to exist.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each, a “Directing Holder”) must be accompanied by a written representation from each such holder delivered to the Company and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default, shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five business days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an officer’s certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Final Decision”). Once such officer’s certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has actual knowledge of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Company provides to the Trustee an officer’s certificate stating that a Directing Holder failed to satisfy its Verification Covenant (a “Verification Covenant Officer’s Certificate”), the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant, and the Trustee shall take no further action pursuant to the related Noteholder Direction until the Company provides a subsequent officer’s certificate to the Trustee that such Verification Covenant has been satisfied (a “Covenant Satisfaction Officer’s Certificate”). The Company shall promptly deliver a Covenant Satisfaction Officer’s Certificate following the satisfaction by the applicable Directing Holder of its Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any officer’s certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of any litigation or following receipt of a Verification Covenant Officer’s Certificate but prior to receipt of a Covenant Satisfaction Officer’s Certificate. The Trustee shall have no liability to the Company, any holder or any other Person in acting in good faith on a Noteholder Direction.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 6.02.          Acceleration; Rescission and Annulment. With respect to the Notes, Section 8.02(a) of the Base Indenture shall be amended by replacing “25%” with “30%”.

Section 6.03.          Limitation on Suits. With respect to the Notes, Section 8.07 of the Base Indenture shall be amended by replacing “25%” with “30%”.

ARTICLE 7
CONCERNING THE TRUSTEE

Section 7.01.          Rights of Trustees; Compensation and Indemnity. With respect to the Notes, Section 12.01(l) of the Base Indenture shall be amended by replacing “25%” with “30%”.

ARTICLE 8
DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01.          Defeasance. Legal defeasance of the Notes under Section 13.02 of the Base Indenture and covenant defeasance of the Notes under Section 13.03 of the Base Indenture shall be applicable to the Notes, and the Company may at its option, at any time, with respect to the Notes, elect to have Section 13.02 or Section 13.03 of the Base Indenture be applied to the Outstanding Notes upon compliance with the conditions set forth in Section 13.04 of the Base Indenture. In addition to Section 7.01 of the Base Indenture, Article 4 of this Supplemental Indenture shall be subject to covenant defeasance under Section 13.03 of the Base Indenture.

Section 8.02.          Conditions to Legal or Covenant Defeasance. With respect to the Notes, Section 13.04 of the Base Indenture shall be replaced in its entirety with the following:

Section 13.04         Conditions to Legal or Covenant Defeasance. The following are the conditions precedent to the application of either Section 13.02 or 13.03 hereof to the Outstanding Securities of a series:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Outstanding Securities of a series:

(a)          the Company must irrevocably deposit with the Trustee, in trust (the “Defeasance Trust”), for the benefit of the Holders of the Outstanding Securities of such series, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient to pay the principal of, premium, if any, and interest due on the Outstanding Securities of such series on Stated Maturity or on the applicable Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Securities of such series, and the Company must specify whether such Notes are being defeased to Stated Maturity or to a particular Redemption Date;

(b)          in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(i)             the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii)            since the issuance of the Securities of such series, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, the Opinion of Counsel required with respect to a Legal Defeasance need not be delivered if all Securities of such series not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(c)          in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(d)          the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating (i) that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with and (ii) that such Legal Defeasance or Covenant Defeasance, as the case may be, is authorized and permitted pursuant to the terms and conditions of the Indenture.

Section 8.03.          Satisfaction and Discharge. Satisfaction and discharge of the Indenture under Section 13.09 of the Base Indenture shall be applicable to the Notes.

ARTICLE 9
MODIFICATION AND WAIVER

Section 9.01.          Modification and Waiver. With respect to the Notes, Section 15.01 of the Base Indenture shall be replaced in its entirety with the following:

Section 15.01          Without Consent of Holders of Notes. Notwithstanding Section 15.02 of the Indenture, the Company and the Trustee may modify or amend the Indenture or the Notes without the consent of any Holder of a Note:

(a)          to evidence that another entity is our successor and has assumed our obligations with respect to the Notes;

(b)          to add to our covenants or to add guarantees of any Person for the benefit of the Holders of the Notes or to surrender any of our rights or powers under the Indenture;

(c)          to add any Events of Default;

(d)          to change or eliminate any restrictions on the payment of the principal of, or any premium or interest on, any Notes, to modify the provisions relating to Global Notes, or to permit the issuance of Notes in uncertificated form, so long as in any such case the interests of the Holders of Notes are not adversely affected in any material respect;

(e)          to secure the Notes;

(f)          to provide for the appointment of a successor Trustee with respect to the Notes;

(g)          to provide for the discharge of the Indenture with respect to the Notes by the deposit in trust of money, Government Obligations or a combination thereof, in accordance with the provisions of Article XIII;

(h)          to make certain changes to the Indenture to provide for the issuance of Additional Notes;

(i)          to cure any ambiguity, defect or inconsistency in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, so long as the action does not adversely affect the interests of the Holders of the Notes in any material respect; or

(j)          to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” in the Company’s prospectus supplement dated August 6, 2026.

ARTICLE 10
 GUARANTEES

Section 10.01.         Guarantees. The provisions of Article XVII of the Base Indenture shall be applicable to the Notes. The Notes shall be guaranteed by OMH as provided in the Base Indenture.

ARTICLE 11
MISCELLANEOUS

Section 11.01.         Section Provisions of Base Indenture Not Applicable. Notwithstanding anything to the contrary in the Indenture, Article V and Article XVI of the Base Indenture shall not apply with respect to the Notes.

Section 11.02.         Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 11.03.        Effects of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 11.04.        GOVERNING LAW; WAIVER OF TRIAL BY JURY. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER THE LAW OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SAID STATE.

EACH PARTY HERETO, AND EACH HOLDER OF A SECURITY BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.

THE PARTIES HERETO HEREBY (I) IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, (II) WAIVE ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AND (III) WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY.

Section 11.05.         Counterparts; Originals. This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 11.06.        Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.07.        U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 11.08.        Sanctions. The Company hereby represents and warrants to the Trustee that it will not, directly or knowingly indirectly, use the proceeds hereof, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) for the purpose of funding any activities of or business with any Person that, at the time of such funding, is the subject of sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, or HM Treasury (collectively, “Sanctions”), or (ii) in any other manner that will result in a violation of Sanctions.

Section 11.09.        Notices to the Company and Trustee. Any notice or demand authorized by this Supplemental Indenture to be made upon, given or furnished to, or filed with, the Company or the Trustee shall be sufficiently made, given, furnished or filed for all purposes if it shall be given, delivered or transmitted by facsimile to:

(a)          the Company, at 601 N.W. Second Street, Evansville, Indiana 47708, Attention: Treasurer, Facsimile No.: (812) 468-5352 or at such other address or facsimile number as may have been furnished in writing to the Trustee by the Company.

(b)          the Trustee, at the Corporate Trust Office of the Trustee, at Wilmington Trust, National Association, Attention: OneMain Finance Corporation Administrator, 277 Park Avenue, Floor 25, New York, NY 10172.

Any such notice, demand or other document shall be in the English language.

Section 11.10.         Notices to Holders of Notes; Waiver. Any notice required or permitted to be given to Holders of Notes shall be sufficiently given (unless otherwise herein expressly provided),

(a)          if to Holders, if given in writing by first class mail, postage prepaid, to such Holders at their addresses as the same shall appear on the Register of the Company; provided, that in the event of suspension of regular mail service or by reason of any other cause it shall be impracticable to give notice by mail, then such notification as shall be given with the approval of the Company shall constitute sufficient notice for every purpose hereunder; or

(b)          if a series of Notes has been issued in global form through DTC as Depositary or through another Depositary, notice may be provided in all cases by delivery of such notice to DTC or such other Depositary, as applicable, pursuant to its then Applicable Procedures or a successor system thereof.

Where this Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver. In any case where notice to Holders is given by mail; neither the failure to mail such notice nor any defect in any notice so given to any particular Holder shall affect the sufficiency of such notice with respect to other Holders, and any notice that is given in the manner herein provided shall be conclusively presumed to have been duly given. In any case where notice to Holders is given by publication, any defect in any notice so published as to any particular Holder shall not affect the sufficiency of such notice with respect to other Holders, and any notice that is published in the manner herein provided shall be conclusively presumed to have been duly given.

Section 11.11.         Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their permitted successors and assigns, whether so expressed or not.

Section 11.12.         Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.13.         Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or to give to, any Person or corporation other than the parties hereto and their successors and the Holders of the Notes any benefit or any right, remedy or claim under or by reason of this Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Supplemental Indenture contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders of the Notes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

ONEMAIN FINANCE CORPORATION, as the Company

By:	/s/ David R. Schulz
	Name:	David R. Schulz
	Title:	Senior Vice President and Treasurer

ONEMAIN HOLDINGS, INC., as Guarantor

By:	/s/ David R. Schulz
	Name:	David R. Schulz
	Title:	Senior Vice President and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Arlene Thelwell
	Name:	Arlene Thelwell
	Title:	Vice President

Exhibit A

[FORM OF FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE NOMINEE OF THE DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE NOMINEE OF THE DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE DEPOSITARY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP No. 682691 AP5
ISIN No. US682691AP59

OneMain Finance Corporation

7.125% SENIOR NOTES DUE 2034

No. ____	$

As revised by the
Schedule of Increases
or Decreases in Global Security
attached hereto

Interest. OneMain Finance Corporation (formerly Springleaf Finance Corporation), an Indiana corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______ or registered assigns, the principal sum of ____ million dollars ($____), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on March 15, 2034 and to pay interest thereon from August 20, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2027 at the rate of 7.125% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be March 1 and September 1, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice thereof having been given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Electronic Signatures. Except as provided in the immediately preceding paragraph, the words “execution,” “signed,” “signature,” and words of like import in this Note or in any other certificate, agreement or document related to this Note shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ONEMAIN FINANCE CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

Indenture. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of December 3, 2014 (herein called the “Base Indenture”), among the Company, OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.), as a Guarantor (“OMH,” which term includes any successor Person under the Indenture), and Wilmington Trust, National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee to the Trustee under the Indenture), as amended and supplemented by the Twenty-Fifth Supplemental Indenture, dated August 20, 2026 (together with the Base Indenture, as amended, supplemented, or otherwise modified from time to time, the “Indenture”), among the Company, OMH, as a Guarantor, and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $600,000,000. The Initial Notes and Additional Notes shall be treated as a single class of securities for all purposes under the Indenture and will vote on all matters as a single class under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such act for a statement of such terms. The Notes are general obligations of the Company. To the extent a provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Optional Redemption.

On and after August 15, 2029 the Company may redeem, at its option, all or, from time to time, part of the Notes, upon not less than 10 nor more than 60 days’ prior notice (with a copy to the Trustee), at the applicable Redemption Price set forth below (expressed as a percentage of the principal amount of Notes to be redeemed), plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2029	103.5625%
2030	101.7813%
2031 and thereafter	100.0000%

Prior to August 15, 2029, the Company may redeem, at its option, all or, from time to time, part of the Notes, upon not less than 10 nor more than 60 days’ prior notice (with a copy to the Trustee) at a Redemption Price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest on the Notes, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

In addition, prior to August 15, 2029, the Company will be entitled at its option on one or more occasions to redeem the Notes in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued prior to the applicable Redemption Date at a Redemption Price (expressed as a percentage of the principal amount of the Notes to be redeemed) of 107.125%, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that:

(1)
at least 60% of the aggregate principal amount of Notes (including any Additional Notes) originally issued prior to the applicable redemption date remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company, OMH or any of their respective Subsidiaries); and

(2)	each such redemption occurs within 180 days after the date of the closing of the related Qualified Equity Offering.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a)          1.0% of the principal amount of the Note; and

(b)          the excess, if any, as determined by the Company, of:

(i)          the present value at such Redemption Date of (x) the Redemption Price of the Note at August 15, 2029 (such Redemption Price being set forth in the table appearing under Section 3.02 of the Supplemental Indenture and under “Optional Redemption” above), plus (y) all required interest payments due on the Note through August 15, 2029 (excluding accrued but unpaid interest to the Redemption Date), discounted to the Redemption Date on a semi-annual basis using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(ii)         the principal amount of the Note.

The Company shall calculate the Applicable Premium and the Trustee shall have no responsibility to verify such amount.

“Stated Maturity,” when used with respect to any Note or any installment of principal thereof or any premium or interest thereon, means the fixed date on which the principal of such Note or such installment of principal or premium or interest is due and payable.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2029; provided, however, that if the period from the Redemption Date to August 15, 2029 of such Notes is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Notice of any redemption will be given at least 10 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed; provided that redemption notices may be given more than 60 days prior to a Redemption Date if such notice is given in connection with a Legal Defeasance or a Covenant Defeasance or a satisfaction and discharge pursuant to Article XIII of the Base Indenture. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption. If fewer than all of the Outstanding Notes are to be redeemed, the Trustee will select, not more than 60 days prior to the Redemption Date, the particular Notes or portions thereof for redemption from the Outstanding Notes not previously called by such method as the Trustee deems fair and appropriate (or in accordance with Applicable Procedures of the Depositary).

Except as set forth above, the Notes will not be redeemable by the Company prior to Maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Supplement, Modification and Waiver. The Indenture and the Notes may be amended, supplemented or modified as provided in the Indenture.

Guarantees. The Notes shall be guaranteed by OMH as provided in the Indenture.

Denominations, Transfer and Exchange. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee